SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      May 12, 1999
(Date of earliest event reported)  (May 11, 1999)

USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647
(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)

Item 5.

On May 11, 1999, the Registrant issued the following press release:

"USCI, Inc. Announces the Signing of Agreement with its Preferred
Stockholders and the Restructuring if its Outstanding Credit
Facility

NORCROSS, Ga.--May 11, 1999--USCI, Inc. (OTCBB:USCM - news) announced today that it has concluded an agreement with the holders of all of the outstanding shares of Preferred Stock of the Company. Pursuant to the Agreement, the Company has agreed to convert an aggregate of $1.5 million stated value of its Preferred Stock into 75 million shares of the Company's Common Stock at $0.02 per share, the then prevailing conversion price under certain series of the Preferred Stock.

The Agreement also provides that all defaults with respect to the Preferred Stock have been waived, all future dividends accruing to the Preferred Stock have been waived, and all of the options and warrants held by the holders of the Preferred Stock have been cancelled.

Additionally, a Preferred Shareholder and certain other persons have entered into a Participation Agreement with Foothill Capital Corp. in connection with the restructuring of the outstanding $20 million credit facility provided by Foothill Capital Corp. to USCI's wholly-owned subsidiary, Ameritel Communications, Inc. An aggregate of $7 million has been made available by the participants in the Foothill facility as term loans. Although the limit of the credit facility has been reduced from $20 million to $17.5 million, the $7 million allocated for term loans will be available for working capital upon certain conditions. Two million dollars has already been advanced. The balance of the $10.5 million limit has been structured as part revolver, part term loan and part letters of credit.

The Agreement with the holders of the Preferred Stock also provides that the current Board of Directors of the Company will be replaced and a new Chief Executive Officer not as yet named will replace Bruce A. Hahn as CEO, at his request. Mr. Hahn has agreed to remain an executive officer of the Company to devote his energies to the continued development and execution of the Company's new prepaid cellular and e-commerce business strategies.

The Company also reported that it has retained Howard Zuckerman as an independent consultant with respect to Company operations and to assist in negotiating settlements with its trade creditors. Considerable progress has been made in reaching agreements with trade creditors to settle outstanding claims and structure long-term payment plans. Mr. Zuckerman is continuing to restructure the operations of the Company and negotiate settlements with trade creditors on behalf of the Company and for his services, the Company, as part of the compensation, issued to Mr. Howard Zuckerman for investment 5,000,000 shares of the Company's Common Stock.

USCI, Inc., through its wholly-owned subsidiary, is a non-facilities based carrier of wireless services. Its Ameritel subsidiary provides wireless coverage and billing to consumers for analog and digital cellular service, debit cellular service and paging service. The Company is now focusing on the introduction of prepaid cellular services that will target direct response marketing, specialized channels of distribution and the previously announced e-commerce site that will be deployed in the near future.

NOTE: In addition to historical information, this release contains forward-looking statements made in good faith by the Company pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, those statements regarding the Company's business plans. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements as they are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions relating to the Company's business and results of operations, competitive factors, shifts in market demand and other risks and uncertainties, including, in addition to those outlined in Exhibit 99.1 to the Company's latest Quarterly Report, uncertainties with respect to changes or developments in social, business, economic, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's customers, suppliers, competitors and stockholders and legislative, regulatory, judicial and other governmental authorities. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Contact:
     USCI, Inc.
     Robert J. Kostrinsky, (770) 840-8888"

                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USCI, Inc.
                                         (Registrant)

                                  By: /s/ Robert J. Kostrinsky
                                         Robert J. Kostrinsky
                                     Executive Vice President
May 12, 1999